April 5, 2001

Mr. Tom Kish
1524 Cherokee Road
Louisville, KY  40205

Dear Tom:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Vice President and Chief Information Officer reporting to our Senior Vice President, Chief Financial and Administrative Officer, Bill Moreton.  We would like this position to be effective on or before May 7, 2001.

Your salary for this position will be payable at the bi-weekly rate of $6923.08 ($180,000 on an annual basis).  In addition, it is our understanding that your compensation will include the following:

•	Consideration for 28,000 stock options which vest to you over five years. The price per share will be determined based on the value of the closing price per share on the date of a phone conference with the Compensation Committee of the Board of Directors (to be scheduled on receipt of your written acceptance).

•	You will be included in our 2001 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit’s financial goals and overall Company profitability. Your incentive target is 20% of your base rate (we refer to it as a “double” when you meet agreed upon expectations) with an upside potential of 40% (“homerun”-significantly exceeding expectations). For this plan year, you will be guaranteed a “double”, prorated for the period May 7, 2001 - December 31, 2001 (approximately $24,000), plus any applicable payments for the company results modifier. You may be eligible for additional incentive compensation if you and the company meet or exceed our goals. For the 2002 plan year, you will be guaranteed a “double” (approximately $36,000) plus any applicable payments for the company results modifier.

For all subsequent years, the incentive can be paid out in full or portion thereof, including 0% (“strike-out”), according to the company’s financial performance and your individual performance. If the Company strikes-out for the plan year, no incentive will be paid out. The plan design can be changed without notice.

•	Car allowance of $192.31 per bi-weekly pay period.

In addition, Panera Bread will reimburse or directly pay all reasonable relocation expenses up to $65,000

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans.  The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process.  Our benefit package is subject to ongoing review and modifications from time to time.  You will receive an employee handbook at your benefits orientation, which will explain our vacation and holiday schedule.  Panera Bread is a non-smoking work facility.  If you have specific questions about our benefits, please contact Courtney Higgins at extension 7318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law.  Please indicate your acceptance of this offer by signing and returning one original of this letter no later than April 18, 2001, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Panera Bread.  We are extremely enthusiastic about our future growth.  If you have any questions about the enclosed information, please let me know.  Once again, Tom, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,

Bill Moreton	Ron Shaich
SVP, Chief Financial	Chairman, Chief Executive Officer
and Administrative Officer

I have read and accepted the provisions as outlined above.

Date	Tom Kish